EXHIBIT 2.1

Thompson Creek Metals Company Inc.

26 W. Dry Creek, Suite 810

Littleton, Co.   80120

August 20, 2010

Terrane Metals Corp.

999 West Hastings Street

Suite 1500

Vancouver, BC  V6C 2W2

Re:                             Arrangement Agreement and Plan of Arrangement

Gentlemen:

On July 15, 2010, Terrane Metals Corp. (“Terrane”) and Thompson Creek Metals Company Inc. (“Thompson Creek”) entered into an arrangement agreement (the “Arrangement Agreement”) regarding the terms and conditions under which Thompson Creek will acquire all of the outstanding common shares and preferred shares of Terrane.  The transaction (the “Transaction”) contemplated by the Arrangement Agreement will be completed by way of plan of arrangement under the Business Corporations Act (British Columbia), and a copy of the plan of arrangement was attached to the Arrangement Agreement as Exhibit B (the “Initial Form of Plan of Arrangement”).

Each of Terrane and Thompson Creek are referred to herein as a “Party,” and collectively, the “Parties”.  All capitalized terms used in this letter not otherwise defined herein have the meaning given to them in the Arrangement Agreement.

In consideration of the mutual promises, representations, warranties, covenants, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.                                      Amendment.

1.1                               Exhibit B Amendment.  The Initial Plan of Arrangement attached to the Arrangement Agreement as Exhibit B is hereby deleted in its entirety and replaced with the revised form of Plan of Arrangement attached hereto as Schedule “A”.

2.                                      Miscellaneous.

2.1                               Entire Agreement.  This Amendment Agreement, the Arrangement Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Amendment Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Amendment Agreement.

2.2                               Amendment.  Any provision of this Amendment Agreement may be amended prior to the Effective Time if, but only if, such amendment is in writing and is signed by each Party to this Amendment Agreement.

2.3                               Governing Law.  This Amendment Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

2.4                               Parties in Interest.  The provisions of this Amendment Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  No provision of this Amendment Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

2.5                               Assignment.  No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment Agreement without the consent of each other Party hereto, except Thompson Creek may transfer or assign its rights and obligations under this Amendment Agreement, in whole or from time to time in part, to: (i) one or more of its Affiliates at any time; and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Thompson Creek.

2.6                               Counterparts.  This Amendment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto.  Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Amendment Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Amendment Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment Agreement.

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If the foregoing conforms to your understanding of our agreement, please countersign this amendment agreement in the space provided below.

Sincerely,

Thompson Creek Metals Company Inc.

		By:	/s/ Dale Huffman
		Date:	August 21, 2010
		Title:	VP and General Counsel

Accepted and Agreed:

Terrane Metals Corp.

By:	/s/ Rob Pease
Date:	August 21, 2010
Title:	President

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Schedule “A” — Revised Form of Plan of Arrangement

PLAN OF ARRANGEMENT UNDER SECTION 288

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement Agreement” means the acquisition agreement made as of July 15, 2010, and amended August 20, 2010 between Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Canadian Resident” means a beneficial owner of Company Common Shares immediately prior to the Effective Time who is a resident of Canada for purposes of the Tax Act (other than a Tax Exempt Person), or a partnership any member of which is a resident of Canada for the purposes of the Tax Act (other than a Tax Exempt Person).

“CRA” means the Canada Revenue Agency.

“Eligible Holder” means a beneficial holder of Company Common Shares immediately prior to the Effective Time who is either: (i) a Canadian Resident, or (ii) an Eligible Non-Resident.

“Eligible Non-Resident” means a beneficial holder of Company Common Shares immediately prior to the Effective Time who is not, and is not deemed to be, a resident of Canada for purposes of the Tax Act and whose Company Common Shares are “taxable Canadian property” and not “treaty-protected property”, in each case as defined in the Tax Act.

“Purchaser Share Value” means the volume weighted average trading price of the Purchaser Shares on the TSX for the five trading days commencing on the eighth trading day immediately before the Effective Date, and ending on the fourth trading day immediately before the Effective Date.

“Section 85 Election” shall have the meaning ascribed thereto in Section 2.4.

“Subco” means 0888046 B.C. Ltd., a direct wholly-owned subsidiary of Purchaser, or such other direct or indirect wholly-owned subsidiary of Purchaser, as determined by Purchaser.

“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act.

1.2                               Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number and/or a letter refer to the specified Article or Section of this Plan of Arrangement.  The terms “hereof”, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof.

1.3                               Rules of Construction

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4                               Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.5                               Date for Any Action

If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.6                               References to Dates, Statutes, etc.

(a)                                 In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

(b)                                 In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder.  Any reference in this Plan of Arrangement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns.  References to any contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms.

1.7                               Time

Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein are local time (Vancouver, British Columbia) unless otherwise stipulated herein.

ARTICLE 2
THE ARRANGEMENT

2.1                               Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2                               Binding Effect

This Plan of Arrangement and the Arrangement shall become effective at the Effective Time and be binding on Purchaser and the Company and all holders and beneficial owners of Company Securities, at and after the Effective Time without any further act or formality required on the part of any Person, except as expressly provided herein.

2.3                               Closing

At the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a)                                 Notwithstanding any vesting or exercise provisions to which a Company Option might otherwise be subject (whether by contract, the conditions of a grant, applicable law or the terms of the Company Option Plan): (i) each Company Option issued and outstanding at the Effective Time shall, without any further action by or on behalf of the Company Optionholder, be deemed to be fully vested and transferred by the Company Optionholder to the Company (free and clear of all liens, claims and Encumbrances) and cancelled, and the Company shall, and shall be deemed to, issue to each such Company Optionholder a number of Company Common Shares (rounded down to the nearest whole number) equal to the product of: (A) the Company Option Exchange Number in respect of such Company Option multiplied by (B) the number of Company Common Shares such Company Option would otherwise entitle the Company Optionholder to acquire, less any amounts withheld pursuant to Section 4.3 or the Arrangement Agreement; (ii) no amount shall be added to the stated capital account maintained in respect of the Company Common Shares in connection with such issuance of Company Common Shares; and (iii) with respect to each Company Option, the Company Optionholder thereof shall cease to be the holder of such Company Option, shall cease to have any rights as a holder in respect of such Company Option or under the Company Option Plan, such Company Optionholder’s name shall be removed from the register of Company Options, and all option agreements, grants and similar instruments relating thereto shall be cancelled.  Immediately after the transfer for cancelation to the Company of all of the outstanding Company Options pursuant to this Section 2.3(a) the Company Option Plan shall be deemed to have terminated and be of no further force or effect.

(b)                                 Each Company Security held by a Dissenting Securityholder shall be deemed to be transferred to Purchaser by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and Encumbrances and Purchaser shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Section 3.1(a) hereof, and the name of such holder shall be removed from the register of the Company as a holder of Company Securities and Purchaser shall be recorded as the registered holder of the Company Securities so transferred and shall be the legal owner of such Company Securities.

(c)                                  Each issued and outstanding Company Security held by a Company Securityholder (other than Company Securities held by Purchaser, and for greater certainty including the Company Common Shares deemed to be issued in Section 2.3(a) and excluding the Company Securities deemed to be transferred to Purchaser pursuant to Section 2.3(b)) shall be transferred to Purchaser and, in consideration therefor, Purchaser shall deliver the Arrangement Consideration subject to the terms of the Arrangement Agreement and this Plan of Arrangement.

(d)                                 Each Company Security held by the Purchaser, including the Company Securities acquired pursuant to Sections 2.3(b) and (c) hereof, shall be transferred to Subco in consideration of the issue by Subco to the Purchaser of one common share of Subco for each Company Security so transferred.

(e)                                  The Company shall file an election with the CRA to cease to be a public corporation for the purposes of the Tax Act.

(f)                                   The Company and Subco shall amalgamate to form one corporate entity (“Amalco”) with the same effect as if they had amalgamated under Section 273 of the BCBCA such that:

(i)                                     Purchaser shall receive on the amalgamation one Amalco common share in exchange for each Subco common share previously held and all of the issued and outstanding the Company Common Shares and Company Preferred Shares shall be cancelled without any repayment of capital in respect thereof;

(ii)                                  the stated capital of the common shares of Amalco shall be an amount equal to the paid up capital, as that term is defined in the Tax Act, attributable to the common shares of Subco immediately prior to the amalgamation;

(iii)                               Amalco shall own and hold all of the property of the Company and Subco and, without limiting the provisions hereof, all rights of creditors or others shall be unimpaired by such amalgamation, and all liabilities and obligations of the Company and Subco, whether arising  by contract or otherwise, may be enforced against Amalco to the same extent as if such liabilities and obligations had been incurred or contracted by it;

(iv)                              Amalco shall be liable for all of the liabilities and obligations of the Company and Subco;

(v)                                 all rights, contracts, permits and interests of the Company and Subco shall be rights, contracts, permits and interests of Amalco as if the Company and Subco continued and, for greater certainty, the amalgamation shall not constitute a transfer or assignment of the rights or obligations of either of the Company or Subco under any such rights, contracts, permits and interests;

(vi)                              any existing cause of action, claim or liability to prosecution shall be unaffected;

(vii)                           any civil, criminal or administrative action or proceeding pending by or against either Subco or the Company shall be continued by or against Amalco; and

(viii)                        a conviction against, or ruling, order or judgment in favour of or against either Subco or the Company may be enforced by or against Amalco.

2.4                               Tax Elections

(a)                                 An Eligible Holder whose Company Common Shares or Company Preferred Shares are exchanged for Purchaser Shares and cash pursuant to the Arrangement shall be entitled to make a joint income tax election, pursuant to Section 85 of  the Tax Act (and any analogous provision of provincial income tax law) (a “Section 85 Election”) with respect to the exchange by providing two signed copies of the necessary joint election forms to an appointed representative, as directed by Purchaser, within 90 days after the Effective Date, duly completed with the details of the number of Company Common Shares or Company Preferred Shares transferred and the applicable agreed amounts for the purposes of such joint elections.  Purchaser shall, within 90 days after receiving the completed joint election forms from an Eligible Holder, and subject to such joint election forms being correct and complete and in compliance with requirements imposed under the Tax Act (or applicable provincial income tax law), sign and return them to the Eligible Holder for filing with the CRA (or the applicable provincial tax authority).  Neither the Company, Purchaser nor any successor corporation shall be responsible for the proper completion of any joint election form nor, except for the obligation to sign and return duly completed joint election forms which are received within 90 days of the Effective Date, for any taxes, interest or penalties resulting from the failure of an Eligible Holder to properly complete or file such joint election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).  In its sole discretion, Purchaser or any successor corporation may choose to sign and return a joint election form received by it more than 90 days following the Effective Date, but shall have no obligation to do so.

(b)                                 Upon receipt of a Letter of Transmittal in which an Eligible Holder has indicated that the Eligible Holder intends to make a Section 85 Election, Purchaser shall promptly deliver a tax instruction letter (and a tax instruction letter for the equivalent Quebec election, if applicable), together with the relevant tax election forms (including the Quebec tax election forms, if applicable) to the Eligible Holder.

ARTICLE 3
RIGHTS OF DISSENT

3.1                               Rights of Dissent

(a)                                 Company Securityholders may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 238 of the BCBCA as modified by the Interim Order and this Section 3.1; provided that, notwithstanding Subsection 242(2) of the BCBCA, the written objection to the Arrangement Resolution referred to in Subsection 240 of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time).  Dissenting Securityholders who duly exercise their Dissent Rights shall be deemed to have transferred the Company Securities held by them and in respect of which Dissent Rights have been validly exercised to Purchaser free and clear of all Encumbrances, as provided in Section 2.3(b), and if they:

(i)                                     ultimately are entitled to be paid fair value for such Company Securities, to be paid the fair value of such Company Securities, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Securities; or

(ii)                                  ultimately are not entitled, for any reason, to be paid fair value for such Company Securities, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Securities.

3.2                               Recognition of Dissenting Securityholders

(a)                                 In no circumstances shall Purchaser and the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the holder of those Company Securities in respect of which such rights are sought to be exercised.

(b)                                 For greater certainty, in no case shall Purchaser and the Company or any other Person be required to recognize Dissenting Securityholders as holders of Company Securities in respect of which Dissent Rights have been validly exercised after the completion of Section 2.3(b), and the names of such Dissenting Securityholders shall be removed from the registers of holders of Company Securities, as applicable, in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(b) occurs.  In addition to any other restrictions under the BCBCA, none of the following shall be entitled to exercise Dissent Rights, holders of: (i) Company Warrants; (ii) Goldcorp Warrants; and (iii) Company Securities who vote or have instructed a proxyholder to vote such Company Securities in favour of the Arrangement Resolution.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1                               Payment of Consideration

(a)                                 Prior to the delivery of the Circular, the Parties shall appoint the Depositary for the purpose of exchanging the Aggregate Arrangement Consideration to be delivered in accordance with the Plan of Arrangement and shall deposit, for the benefit of Company Securityholders, the Arrangement Consideration with the Depositary in the aggregate amount equal to the payments in respect thereof required by the Plan of Arrangement.  The cash portion of the Arrangement Consideration so deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Purchaser.  Concurrently with the mailing of the Circular Purchaser shall send, or shall cause the Depositary to send, a Letter of Transmittal and instructions (in a form reasonably acceptable to Purchaser and the Company) to each Company Securityholder.

(b)                                 Upon delivery to the Depositary of a duly completed and validly executed Letter of Transmittal, together with a Company Share Certificate in the case of Company Securityholders that held Company Share Certificates immediately prior to the Effective Time: (i) the Company Securityholder (other than Dissenting Securityholders) shall be entitled to receive in exchange for each Company Common Share or Company Preferred Share formerly held by such Company Securityholder an amount in cash and a certificate of a Purchaser Share registered in such holder’s name, representing the Arrangement Consideration that such Company Securityholder has the right to receive therefor in accordance with the Plan of Arrangement; and (ii) any Company Share Certificate so surrendered shall forthwith be cancelled.  Promptly after receipt of a properly submitted Letter of Transmittal the Depositary shall cause the Arrangement Consideration to be sent to the Company Securityholder at the mailing address designated by such holder in the Letter of Transmittal.  Until so surrendered, each outstanding Company Share Certificate shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive upon such surrender the Arrangement Consideration for each of such shares pursuant to the Plan of Arrangement.

(c)                                  Neither Purchaser nor the Company shall be liable to any holder or former Company Securityholder for the Arrangement Consideration attributable to Company Securities or for any other cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

(d)                                 To the extent that a Company Securityholder shall not have complied with the provisions of this Section 4.1 and this Plan of Arrangement on or before the sixth anniversary of  the Effective Date, any Company Share Certificate held by such Company Securityholder shall cease to represent a claim by, or interest of any kind or nature, against or in the Company or Purchaser and the Arrangement Consideration that such Company Securityholder was otherwise entitled to receive shall be automatically cancelled and the cash portion thereof shall be returned to Purchaser.

(e)                                  Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the Arrangement Consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Purchaser for no consideration.

(f)                                   No holder of Company Securities shall be entitled to receive any consideration with respect to such Company Securities other than any consideration to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

4.2                               Lost Certificates

In the event any Company Share Certificate which immediately prior to the Effective Time represented one or more outstanding Company Securities that were transferred pursuant to Section 2.3(c) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the Arrangement Consideration deliverable in accordance with such Company Securityholders’ Letter of Transmittal.  When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such Arrangement Consideration is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Purchaser and the Depositary (acting reasonably) in such sum as Purchaser may direct, or otherwise indemnify Purchaser and the Company in a manner satisfactory to Purchaser and the Company, acting reasonably, against any claim that may be made against Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3                               Withholding Rights

Purchaser and the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 4.1), such amounts as Purchaser and the Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any other Applicable Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

4.4                               Fractional Shares

No fractional Purchaser Shares shall be issued upon the surrender for exchange of certificates representing Company Common Shares and no dividend, stock split or other change in the capital structure of Purchaser shall relate to any such fractional security and such fractional interests shall not entitle the holder thereof to vote or to exercise any rights as a security holder of Purchaser.  In lieu of any such fractional securities, each Person otherwise entitled to a fractional interest in a Purchaser Share shall receive a cash payment equal to the same fraction of the Purchaser Share Value of a whole Purchaser Share as of the Effective Date.

ARTICLE 5
AMENDMENTS

5.1                               Amendments to Plan of Arrangement

(a)                                 The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Purchaser, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to holders of Company Securities if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (including as required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if: (i) it is consented to by each of the Company and Purchaser (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by holders of some or all of the Company Securityholders voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Purchaser, provided that it concerns a matter which, in the reasonable opinion of Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Securities.

ARTICLE 6
FURTHER ASSURANCES

6.1                               Company Warrants and Goldcorp Warrants

After the completion of the Arrangement, the Purchaser shall cause Amalco to comply with the terms of the Warrant Indentures and the Goldcorp Warrant Certificate, and such warrants shall remain outstanding and exercisable for the Arrangement Consideration in accordance with their terms.  As soon as practicable following the Effective Date, the Purchaser shall cause Amalco to deliver to each holder of Company Warrants and Goldcorp Warrants as reflected on the register maintained by or on behalf of the Company in respect of such securities, a notice describing the Arrangement with the Company Securityholders and the treatment of the Company Warrants and the Goldcorp Warrants in accordance with the terms of the Warrant Indentures and the Goldcorp Warrant Certificate, as applicable.

6.2                               Notwithstanding

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.